                                                                                                Exhibit 10.1

VITA VENTURES, LLC

OPERATING AGREEMENT

Dated as of  September 7, 2006

Vita Ventures, LLC

a Delaware Limited Liability Company

OPERATING AGREEMENT

THIS AGREEMENT is made and entered into as of  September 7, 2006, by and between G-Nutritional, LLC, a Delaware limited liability company ("GN") and Vitaquest International LLC, a Delaware limited liability company ("VQT"). GN and VQT hereafter are referred to collectively as the "Members."

PRELIMINARY STATEMENT

WHEREAS, a Certificate of Formation has been filed with the Secretary of State of the State of Delaware to organize Vita Ventures, LLC under and pursuant to the Delaware Limited Liability Company Act; and

WHEREAS, in accordance with Delaware Limited Liability Company Act, the Members desires to enter into this Agreement to set forth the respective rights, powers and interests of the Members with respect to the Company, to provide for the management of the business and operations of the Company and to provide for the Members' continued ownership of the Company;

NOW, THEREFORE, the Members agree as follows:

ARTICLE I

DEFINED TERMS

1.1 Definitions. The following defined terms used in this Agreement shall have the respective meanings set forth in this Article I. Additional defined terms are set forth throughout this Agreement.

"Affiliate" means, when used with reference to a specific Person (or when not referring to a specific Person shall mean an Affiliate of a Member), any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specific Person.

"Aggregate Contributions" means, at any time, the sum of the Capital Contributions of all Members theretofore made to the Company.

"Agreement" means this Limited Liability Company Operating Agreement, including the Schedules and Exhibits hereto, as originally executed and as subsequently amended from time to time in accordance with the provisions hereof.

"Bankruptcy Code" means Title 11 of the United States Code, as now in effect or as hereafter amended.

"Brand" means the brand, including Foreman Indicia, under which the Products will be marketed.

"Business" means the business of marketing the Products under the Brand by any and all means to which the Members agree, including, without limitation, by direct response television and through retail outlets.

"Capital Account" means the Capital Account maintained for each Member pursuant to Section 4.2.

"Capital Contribution" means the total amount of cash and property contributed to the Company by a Member (less any distribution of capital to such Member relating thereto); provided, however, that property will be deemed a Capital Contribution only when mutually agreed by the Members.

"Certificate of Formation" means the Certificate of Formation of the Company described in Section 2.1.

"Code" means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

"Company" means Vita Ventures, LLC, the limited liability company formed by the filing of the Certificate of Formation.

"Distributable Funds" means the excess, from time to time, of the Company's cash on hand after payment or provision for all Operating Expenses and maintenance of the Reserve; and, in the event of dissolution, the excess of the Company's cash on hand after the winding up of the Company's business and the payment or provision for payment of all of the Company's liabilities.

"Distribution Agreement" means the agreement to be entered into between the Company and Windmill Health Products, pursuant to which the Products will be distributed through normal retail channels in accordance with terms and conditions to be mutually agreed upon by the parties hereto.

"Economic Interest" means that aspect of a Membership Interest which consists solely of the rights to receive Distributable Funds.

"Fiscal Year" means the calendar year.

“Foreman Indicia” means the name and likeness of George Foreman.

"LLC Law" means the Delaware Limited Liability Company Act, as it may be amended from time to time, and any successor to such LLC Law.

"Members" means GN and VQT and any permitted successors or assignees of their Membership Interests.

"Membership Interest" means the entire interest of a Member in the Company, including, without limitation, (a) the right to receive distributions of Distributable Funds, allocations of Net Income and Net Loss and distributions of liquidation proceeds under this Agreement and (b) any management rights, voting rights or rights to consent provided for herein.

"Net Income" and "Net Loss" for any Fiscal Year of the Company, or any fraction thereof, shall mean the net income or net loss of the Company, as the case may be, for such Fiscal Year, in each case including gain or loss recognized upon the sale of any assets of the Company, including the amount, if any, of tax exempt income received or accrued and taking into account expenditures of the Company described in section 705(a)(2)(B) of the Code (including expenditures treated as described in section 705(a)(2)(B) of the Code under Treas. Reg. §1.704-1(b)(2)-(iv)(i)). The Company shall determine all items of Net Income and Net Loss in accordance with principles applicable in determining taxable income or loss for federal income tax purposes for limited liability companies treated as partnerships and consistent with accounting methods used by the Company in determining taxable income or loss for federal income tax purposes.

"Operating Expenses" means all mutually agreed costs and expenses incurred in the operation of the Company during any period, including, without limitation, legal and accounting fees and expenses.

"Other Materials" means "Other Materials" as defined in the Trademark License and Services Agreement.

"Packaging" means "Packaging" as defined in the Trademark License and Services Agreement.

"Percentage Interests" means the respective Membership Interests of GN and VQT (i.e., 50.1% and 49.9%, respectively, except for the purposes of voting, where the interests shall be 50% and 50%, respectively).

"Person" means any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, governmental agency, cooperative, association, individual or other entity, and the heirs, executors, administrations, legal representatives, successors and assigns of such Person as the context may require.

"Products" means "Products" as defined in the Trademark License and Services Agreement.

"Reserve" means an amount deemed reasonable by the Members to be held by the Company in anticipation of reasonably foreseeable as well as unanticipated expenses.

"Securities Act" means the Securities Act of 1933, as amended.

"Trademark License and Services Agreement" means the trademark license and services agreement dated as of  September 7, 2006 between GN and the Company. Any capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Trademark License and Services Agreement.

"Treasury Regulations" means the regulations promulgated by the U.S. Treasury Department pursuant to the Code.

“Windmill” means Windmill Health Products, a division of VQT and the distributor of Products pursuant to the Distribution Agreement.

ARTICLE II

ORGANIZATION

2.1 Formation. The Company has been organized as a Delaware limited liability company under and pursuant to the LLC Law by the filing of the Certificate of Formation with the Office of the Secretary of State of the State of Delaware as required by the LLC Law. In the event of a conflict between the terms of this Agreement and the Certificate of Formation, the terms of the Certificate of Formation shall prevail.

2.2 Name. The name of the Company is "Vita Ventures, LLC." To the extent permitted by the LLC Law, the Company may conduct its business under one or more assumed names deemed advisable by the Members.

2.3 Purposes. The purposes for which the Company is organized and operated are:

(a) to operate the Business for the mutual benefit of the Members; and

(b) to enter into all contracts, licenses and/or agreements and do all things necessary or appropriate to the accomplishment of the foregoing purpose and the conduct or promotion of such purpose.

The Company shall have all the powers necessary or convenient to effect any purpose for which it is formed, including all powers granted by the LLC Law.

2.4 Office. The principal office of the Company shall be located at 8 Henderson Drive, West Caldwell, New Jersey 07006, Attention: Keith Frankel. The location of the Company's principal office may be changed at the direction of the Members from time to time, and the Company shall maintain available for inspection at its principal office the records required to be so maintained by the LLC Law. The Company may have such other offices as the Members may designate from time to time.

ARTICLE III

MEMBERS

3.1 Members. The names and addresses of the members of the Company (the "Members") are as follows:

G-Nutritional, LLC:               c/o George Foreman Enterprises, Inc.,
100 North Wilkes-Barre Blvd.,
4th Floor
Wilkes-Barre, PA 18702
Attention: Efrem Gerszberg

Vitaquest International LLC:              8 Henderson Drive
West Caldwell, New Jersey 07006
Attention: Keith Frankel

As of the date hereof, there are no other Members of the Company, and no other Person has any right to take part in the ownership of the Company.

3.2 Admission of Additional Members. Additional Members of the Company may be added only if the addition of any such proposed additional Member is approved in writing, prior to such admission, by all Members.

ARTICLE IV

CAPITAL CONTRIBUTIONS AND PERCENTAGE INTERESTS

4.1 Capital Contributions. The Members will make Capital Contributions in accordance with their Percentage Interests, provided, however, that unless they unanimously agree otherwise, they shall not be required to make Aggregate Contributions in excess of $350,000. Except to the extent the Members unanimously agree otherwise, Capital Contributions will be made by the Members in such amounts and at such times as are set forth in Exhibit 4.1, and Capital Contributions will be applied by the Company in accordance with said Exhibit 4.1.

4.2 Capital Accounts. A Capital Account shall be established and maintained for each Member. Each Member's Capital Account (i) shall be increased by (A) the amount of money contributed or deemed to be contributed by that Member to the Company, (B) the fair market value of property contributed by that Member to the Company and accepted by the Company as a Capital Contribution (net of liabilities secured by the contributed property that the Company is considered to assume or takes subject to), and (C) allocations to that Member of Net Income, including income and gain exempt from tax and income and gain described in Section 1.704-1(b)(2)(iv)(g) of the Treasury Regulations, but excluding income and gain described in Section 1.704-1(b)(4)(i) of the Treasury Regulations, and (ii) shall be decreased by (A) the amount of money distributed to that Member by the Company, (B) the fair market value of property distributed to that Member by the Company (net of liabilities secured by the distributed property that the Member is considered to assume or take subject to), (C) allocations to that Member of expenditures of the Company described in Section 705(a)(2)(B) of the Code, and (D) allocations of Net Loss (or items thereof), including loss and deduction described in Section 1.704-1(b)(2)(iv)(g) of the Treasury Regulations, but excluding loss or deduction described in Section 1.704-1(b)(4)(i) or Section 1.704-1(b)(4)(iii) of the Treasury Regulations.

4.3 Return of Capital Contributions. Except as otherwise provided herein or in the LLC Law, no Member shall have the right to withdraw, or receive any return of, all or any portion of such Member's Capital Contribution.

4.4 Interest. No interest shall be paid by the Company on Capital Contributions or on balances in Members' Capital Accounts.

4.5 Loans From Members. If the Company accepts a loan from a Member, such loan shall not be considered a Capital Contribution, and the making of such loan shall not result in any increase in the amount of the Capital Account or the Percentage Interest of such Member. The amounts of any such loan shall be a debt of the Company to such Member and shall be payable or collectible only out of the Company's assets in accordance with the terms and conditions upon which such loan is made. The repayment of loans from a Member to the Company upon liquidation shall be subject to the order of priority set forth in Section 12.4.

4.6 Percentage Interests. The respective Membership Interests of GN and VQT are 50.1% and 49.9%, respectively, for the allocation of profits and distribution of losses. For voting purposes, the Membership Interests of GN and VQT are 50% and 50%, respectively. There shall be no adjustment to Percentage Interests by reason of any additional Capital Contributions or loans made by any Member unless both Members agree to such adjustment, in which event the Agreement shall be amended to provide for the adjusted Percentage Interests.

ARTICLE V

ALLOCATIONS AND DISTRIBUTIONS

5.1 Allocations of Net Income and Net Losses. From and after the date of this Agreement, all Net Income and Net Losses of the Company for each Fiscal Year or fraction thereof shall be credited or charged to the Capital Accounts of the Members in accordance with their Percentage Interests.

5.2 Allocations on Dissolution and Winding Up.

(a) After adjusting the Capital Accounts for distributions and allocations made under this Article V for the year, gain resulting from a sale of the Company's assets under Section 12.2 or otherwise upon the dissolution and termination of the Company shall be allocated to the Members in the following order and priority:

(i) First, if the Capital Account of any Member has a negative balance, gain shall be allocated to such Member to the extent of such negative balance. If the Capital Accounts of more than one Member have a negative balance, gain, to the extent of the aggregate negative balances in the Capital Accounts of the Members, shall be allocated to such Members in proportion to their respective negative balances.

(ii) Then, gain shall be allocated to the Members in accordance with their respective Percentage Interests.

(b) After adjusting the Capital Accounts for distributions and allocations made under this Article V for the year, loss resulting from a sale of the Company's assets under Section 12.2 or otherwise upon the dissolution and termination of the Company shall be allocated to the Members in accordance with their respective Percentage Interests.

5.3 Distributions of Distributable Funds.

(a) Distributable Funds will be distributed to the Members in accordance with their respective Percentage Interests.

(b) It is the intention of the Members that the Company distribute Distributable Funds no less frequently than quarterly, and more frequently if so agreed upon by the Members.

ARTICLE VI

RESTRICTIONS ON TRANSFER

6.1 Prohibited Transfers. Except as specifically permitted or required by this Agreement, no Member shall directly or indirectly, sell, assign, convey, transfer, donate or otherwise dispose of, or pledge, hypothecate or otherwise encumber in any manner whatsoever, or permit or suffer an encumbrance of (or enter into an agreement or understanding with respect to the foregoing) (collectively, a "Transfer"), any of the right, title or interest in its Membership Interest.

6.2 Permitted Transfers. Notwithstanding anything in this Agreement to the contrary, a Member may Transfer all (but not less than all) of its Economic Interest to one or more of its Affiliates. In connection with any Transfer pursuant to this Section 6.2, the transferee shall execute and deliver to the Company such documents as may reasonably be requested by the other Member to evidence the same.

6.3 Transferees. A transferee of an Economic Interest in the Company pursuant to Section 6.2 hereof shall not be admitted as a substituted Member of the Company with all the rights and obligations of Membership Interest without the consent of the other Member, which may be granted or withheld in such other Member's sole discretion.

6.4 Contravention Voids Transfer. Any attempted Transfer in contravention of the provisions of this Article VI shall be void and ineffectual and shall not bind or be recognized by the Company.

ARTICLE VII

MEETINGS OF MEMBERS

7.1 Meetings. A meeting of Members may be called at any time by a Member for any proper purpose. For the avoidance of uncertainty, matters which, pursuant to specific provisions of this Agreement require the consent or approval of only a single Member, will not require a meeting or vote of the Members.

7.2 Place of Meetings. Meetings of Members shall take place at such location as the Members agree or telephonically.

7.3 Notice. Notice of all meetings, stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called, shall be delivered, personally or by first class mail, not less than ten (10) or more than thirty (30) days before the meeting to each Member.

7.4 Waiver of Notice. Attendance of a Member at a meeting without protesting prior to the conclusion of the meeting the lack of notice of such meeting, shall constitute a waiver of notice of the meeting by such Member.

7.5 Quorum. The presence of both Members is required to constitute a quorum at any meeting of the Members.

7.6 Voting. All matters which require the "approval of the Members" require the unanimous approval of the Members.

7.7 Action by Unanimous Written Consent. Whenever the Members are required or permitted to take any action by vote, such action may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by all of the Members.

7.8 Member Representatives. Each Member will designate a single representative who will be authorized to act on behalf of such Member in connection with any matter which requires consideration and/or approval by the Members. Such designee shall continue to serve until replaced by the Member appointing him or her, and only the Member which appointed such designee shall have the right to replace such designee. The initial representative of GN is Efrem Gerszberg, and the initial representative of VQT is Keith Frankel. To insure that there is no confusion as to whether a meeting between such individuals constitutes a meeting of Members, the Members agree that a meeting or phone call or other interchange between their representatives will not be considered an official meeting of the Members unless such meeting or phone call or other interchange was the subject of a notice in accordance with Section 7.3 or is acknowledged by both representatives in writing to be an official meeting of the Members.

ARTICLE VIII

MANAGEMENT OF THE COMPANY

8.1 Operation of the Business. Although the Members expect to develop a more detailed business plan, they have agreed as follows with respect to the development and operation of the Business:

(a) VQT will develop potential products to be marketed by the Company as Products, principally related to wellness, vitamins and nutritional supplements. It is understood that these potential products will not necessarily be unique formulations and that they may be based on existing products of VQT. All formulations for Products will be owned by VQT but made available to the Company on a royalty-free basis for purposes of conducting the Business. The final selection of Products to bear the Brand and to be marketed and sold by the Company will be made by GN.

(b) The parties hereto hereby acknowledge that the Company shall have the right to utilize the Foreman Indicia for the creation of the Brand and the marketing of the Products strictly in accordance with the terms of the Trademark License and Services Agreement. GN also will provide the services of George Foreman in connection with the Business as specified in the Trademark License and Services Agreement.

(c) The Company intends to market the Products through direct response television ("DRTV") and ordinary retail channels. The initial Product launch is expected to take place via DRTV in November 2006. In connection therewith, VQT will supervise the outsourcing of the production of one or more infomercials (as mutually agreed by the Members), all media buys and the fulfillment of customer orders, but VQT will not itself perform the foregoing production, buying and fulfillment services, which will be performed by third parties at the Company's expense. If for any reason other than a failure by GN to fulfill its obligations to the Company, such Product launch does not take place by December 31, 2006, GN will have the right, at any time prior to February 28, 2007, to cause the dissolution of the Company.

(d) Distribution services for all methods of Product distribution other than DRTV will be provided to the Company by Windmill pursuant to the terms of the Distribution Agreement. If GN determines that Windmill is in breach of its obligations under the Distribution Agreement, then following consultation with VQT, GN will have the right, on behalf of the Company, to cause the Company to discharge Windmill, and the Members will jointly select a replacement distributor. If GN determines that Windmill's performance is unsatisfactory and/or that more favorable financial terms are available to the Company elsewhere, GN will have the right to present to the Company an alternative distribution arrangement with a qualified distributor, and unless Windmill gives assurances with respect to its future performance reasonably acceptable to GN and/or matches the financial terms presented by GN, GN will have the right, on behalf of the Company, to terminate the Distribution Agreement and cause the Company to enter into the alternative arrangement presented by GN.

(e) VQT will manufacture or arrange for the manufacturing of all Products and provide same to the Company at VQT's direct out-of-pocket cost.

(f) VQT will supervise the outsourcing of customer service requirements of the Company, but VQT will not itself perform such customer service, which will be performed by third parties at the Company's expense.

8.2  Major Decisions.

(a) The following will be considered "Major Decisions" and will require the mutual approval of the Members:

(i) any merger or consolidation involving the Company;

(ii) except as otherwise provided by Section 12.1 below, any voluntary liquidation, dissolution or termination of the Company;

(iii) any amendment or restatement of the Certificate of Formation or this Agreement;

(iv) the incurring of monetary liabilities, borrowing money, issuance of notes, bonds, and other obligations;

(v) granting a security interest, mortgage or other encumbrance on any of the Company's assets, including, without limitation, any anticipated streams of income;

(vi) the carrying on of any business other than the Business as defined herein;

(vii) the execution or delivery of an assignment for the benefit of creditors of the Company;

(viii) the hiring or firing of employees who will be on the payroll of the Company;

(ix) the approval of an annual or other business plan;

(x) the making of any single expenditure or related series of expenditures (other than distributions of Distributable Funds) in excess of Ten Thousand Dollars ($10,000));

(xi) the timing and amount of any distribution of Distributable Funds;

(xii) the commencement or settlement of any litigation;

(xiii) the terms of, and any amendment to the terms of, the Distribution Agreement;

(xiv) any decisions that any Person other than a Member is to provide services for or on behalf of the Company, including, without limitation, customer services, shipping services and/or marketing services. For the avoidance of doubt, the decision for any Affiliates of a Member to provide services shall constitute a "Major Decision."

(b) If the Members are unable to reach unanimity on a Major Decision, each Member agrees to refer the matter to the board of directors of its parent company for further consideration, following which the Members will hold a meeting to again consider the Major Decision.

8.3 Decisions by GN. Except to extent specified herein to the contrary, GN shall have sole approval over matters relating to the selection of the Products and the use of the Foreman Indicia; provided, however, that GN acknowledges that it has approved the basic concept of a wellness shake, subject to its further approval right over the final formulation(s) of such Product and the use of the Foreman Indicia in connection therewith.

8.4 Day to Day Operations; Officers. Subject to Sections 8.2 and 8.3 above, the ordinary day-to-day operations of the Company shall be undertaken at no charge to the Company by VQT. For the avoidance of doubt, the foregoing shall not be deemed to give VQT the right to make substantive decisions without the approval of GN, including, without limitation, in connection with the disbursements of any Company funds not specifically provided for in Exhibit 4.1 attached hereto or in any subsequent mutually approved budget.

8.5 Standard of Care; Liability. The representatives of the Members shall discharge their duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner they reasonably believe to be in the best interests of the Company. No such representative shall be liable for any monetary damages to the Company for any breach of such duties except for: receipt of a financial benefit to which such person is not entitled or a knowing violation of the law.

ARTICLE IX

OWNERSHIP OF COMPANY PROPERTY

Except as otherwise specifically set forth in Sections 8.1(a) and 8.1(b) with respect to the Product formulations and the Brand and Foreman Indicia and as otherwise provided in the Trademark License and Services Agreement, all assets of the Company shall be deemed to be owned by the Company as an entity, and no Member shall have any separate ownership interest in such property or any portion thereof. Title to any or all Company property may be held in the name of the Company or one or more nominees, as the Members determine.

ARTICLE X

FISCAL MATTERS, BOOKS AND RECORDS

10.1 Bank Accounts; Investments. Capital Contributions, revenues and any other Company funds shall be deposited by the Company in a bank account established in the name of the Company, or shall be invested by the Company, at the direction of the Members, in furtherance of the purposes of the Company. No other funds shall be deposited into Company bank accounts or commingled with Company investments. Funds deposited in the Company's bank accounts may be withdrawn only to be invested or applied in furtherance of the Company's purposes or to be distributed to the Members pursuant to this Agreement.

10.2 Records Required by LLC Law; Right of Inspection.

(a) During the term of the Company's existence and for a period of four (4) years thereafter, there shall be maintained in the Company's principal office all records required to be kept pursuant to the LLC Law, including, without limitation, the name and current address of each of the Members, a current list of the names, addresses, Capital Contributions and Percentage Interests of the Members, copies of federal, state and local tax information or income tax returns for each of the Company's tax years, copies of this Agreement and the Certificate of Formation, including all amendments or restatements, and correct and complete books and records of account of the Company.

(b) Each Member shall have full access to the Company's books and records at all times.

10.3 Books and Records of Account. The Company shall maintain adequate books and records of account using the method of accounting determined by the Members.

10.4 Tax Returns and Information. The Members intend for the Company to be treated as a partnership for tax purposes. The Company shall prepare or cause to be prepared all federal, state and local income and other tax returns the Company is required to file. Within seventy-five (75) days after the end of each Fiscal Year, the Company shall endeavor to send to each Member such tax information as shall be reasonably necessary for the preparation by such Member of its federal income tax return and state income and other tax returns.

10.5 Fiscal Year. The Company's fiscal year shall end on December 31 of each calendar year.

10.6 Tax Matters Member. The "Tax Matters Member" of the Company pursuant to Section 6231(a)(7) of the Code shall be GN. Such Member shall take such action as may be necessary to cause the other Member to become a "notice partner" within the meaning of Section 6223 of the Code. Such Member shall inform the other Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the fifth business day after becoming aware thereof and, within that time, shall forward to the other Member copies of all significant written communications it may receive in that capacity. Such Member may not take any action contemplated by Sections 6222 through 6232 of the Code without the consent of all Members but this sentence does not authorize such Member to take any action left to the determination of an individual Member under Sections 6222 through 6232 of the Code.

ARTICLE XI

REPRESENTATIONS, WARRANTIES, COVENANTS, INDEMNIFICATION AND INSURANCE

11.1 Representations and Warranties of GN. GN represents and warrants that it is fully authorized to enter into and perform this Agreement without violating the legal or equitable rights of any third party and that this Agreement has been duly and validly executed by GN and constitutes a valid and binding obligation upon GN enforceable against GN in accordance with its terms.

11.2 Representations, Warranties and Covenants of VQT.

(a) VQT represents and warrants that it is fully authorized to enter into and perform this Agreement without violating the legal or equitable rights of any third party and that this Agreement has been duly and validly executed by VQT and constitutes a valid and binding obligation upon VQT enforceable against VQT in accordance with its terms.

(b) VQT represents, warrants and agrees that it will not knowingly permit, do or commit any act or thing that would degrade, tarnish or deprecate George Foreman ("Celebrity"), George Foreman Productions, Inc. ("GFPI") or GN, or Celebrity's, GFPI's or GN's public image in society or standing in the community.

(c) VQT represents, warrants and agrees that VQT will comply with all applicable laws, regulations, orders, and ordinances in connection with the distribution of the Products and any other endeavors contemplated in this Agreement, the Trademark License and Services Agreement or otherwise and the engagement of Celebrity's services.

(d) VQT represents, warrants and agrees that neither VQT nor any of its representatives, agents or employees will disclose to any party or utilize any confidential or proprietary information obtained hereunder regarding GN, GFPI or Celebrity.

(e) VQT represents, warrants and agrees that all Products, Packaging and Other Materials shall be manufactured, distributed and/or performed, as applicable, in compliance with all federal, state and local laws, regulations and industry standards pertaining thereto (collectively, the "Laws, Regulations and Standards"), including, without limitation, the U.S. Fair Labor Standards Act. If pursuant to the terms of the Trademark License and Services Agreement, any Products, Packaging or Other Materials are manufactured by a third party, then VQT shall provide in its agreement with such third party that such party will comply with all Laws, Regulations and Standards.

11.3 Indemnification and Advancement of Expenses.

(a) The Company shall indemnify any Person made or threatened to be made a party to, or called as a witness or asked to submit information in, any action or proceeding, whether civil, criminal, judicial, legislative, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor, and including an action by or in the right of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise of any type or kind, domestic or foreign, which any Member or officer of the Company is or was serving in any capacity at the request of the Company, by reason of the fact that he, his testator or intestate, is or was a Member, employee, representative or agent of the Company, or is or was serving such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys fees, incurred in connection with such action or proceeding, or in connection with an appeal therein; provided, however, that no such indemnification shall be made to such Member, employee, representative or agent if a judgment or other final adjudication adverse to the Member, employee, representative or agent establishes that (i) the acts of such Person were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) such Person personally gained in fact a financial profit or other advantage to which such Person was not legally entitled; and provided further that no such indemnification shall be required with respect to any settlement or other nonadjudicated disposition of any threatened or pending action or proceeding unless the Company has given its prior consent to such settlement or other disposition.

(b) The Company may indemnify any other Person to whom the Company is permitted to provide indemnification or the advancement of expenses by applicable law, whether pursuant to rights granted pursuant to, or provided by, the LLC Law or other rights created by (i) a resolution of Members, or (ii) an agreement providing for such indemnification, it being expressly intended that this Section 11.3 authorizes the creation of other rights in any such manner.

(c) The Company shall upon request advance to any Person entitled to indemnification under this Section 11.3, or promptly reimburse any such Person for, all expenses, including attorneys, fees, reasonably incurred in defending any action or proceeding in advance of the final disposition of such action or proceeding upon receipt of a written undertaking by or on behalf of such Person to repay such amount as, and to the extent that, the Person receiving such advancement is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced or reimbursed by the Company exceed the indemnification to which such Person is entitled; provided, however, that such Person shall cooperate in good faith with any request by the Company that common counsel be utilized by the parties to an action or proceeding who are similarly situated unless to do so would be inappropriate due to actual or potential differing interests between or among such parties.

(d) The indemnification of any Person provided by this Section 11.3 shall continue after such Person has ceased to be a Member, employee, representative or agent of the Company and shall inure to the benefit of such Person's heirs, executors, administrators and legal representatives.

(e) For purposes of this Section 11.3, the term "Company" shall include any legal successor to the Company, including any company which acquires all or substantially all of the assets of the Company in one or more transactions.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 11.3 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, rule, regulation, by-law, agreement, vote of Members or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

(g) GN shall indemnify and hold harmless VQT and VQT's Affiliates licensees, representatives, successors and assigns, and the employees, officers, directors, agents and representatives of each of them (collectively, the "VQT Indemnitees") from and against any and all losses, damages, costs (including, without limitation, reasonable legal fees and expenses), liabilities or judgments sustained, paid or incurred by the VQT Indemnitees, as a result of or in connection with any breach or alleged breach of any of GN's representations and warranties set forth herein; provided, however, that GN shall have the right to control the defense of any claim or proceeding.

(h) VQT shall indemnify and hold harmless GN and GN's Affiliates licensees, representatives, successors and assigns, and the employees, officers, directors, agents and representatives of each of them (collectively, the "GN Indemnitees") from and against any and all losses, damages, costs (including, without limitation, reasonable legal fees and expenses), liabilities or judgments sustained, paid or incurred by the GN Indemnitees, as a result of or in connection with (i) any breach or alleged breach of any of VQT's representations, warranties and agreements set forth herein and/or (ii) the formulation of the Products and/or the distribution of the Products by Windmill.

11.4 Insurance. The Company shall purchase insurance as required pursuant to the Trademark License and Services Agreement, and also may purchase and maintain insurance or another arrangement on behalf of any Person who is or was a Member, employee, agent or other Person identified in Section 11.3 against any liability asserted against such Person or incurred by such Person in such a capacity or arising out of the status of such a Person, whether or not the Company would have the power to indemnify such Person against that liability under Section 11.3 or otherwise. The Company shall name GN, VQT, Celebrity and GFPI (including their respective parents, affiliates, subsidiaries, officers, employees, agents and representatives) as additional insureds under any and all applicable insurance policies.

ARTICLE XII

DISSOLUTION AND WINDING UP

12.1 Events Causing Dissolution. The Company shall be dissolved upon the first of the following events to occur:

(a) (i) The unanimous consent of Members at any time to dissolve and wind up the affairs of the Company, (ii) twelve (12) months after notice is given by a Member of its intention to dissolve and wind up the affairs of the Company, (iii) the determination of GN pursuant to Section 8.1(c) or (iv) the determination of the non-breaching Member to dissolve and wind up the affairs of the Company following a material breach by the other Member (or the Affiliates of such other Member) of its obligations hereunder, which breach, if curable, is not cured within thirty (30) days following notice;

(b) The bankruptcy or dissolution of a Member; or

(c) The occurrence of any other event that causes the dissolution of a limited liability company under the LLC Law.

(d) A Member may not withdraw from the Company prior to its dissolution and winding up. A Member which withdraws in violation of the terms hereof shall not be entitled to receive a distribution of Distributable Funds and shall not otherwise be entitled to received the fair value of its Membership Interest. If a Member's wrongful acts (including, without limitation, withdrawal in violation of the terms hereof) precipitate the dissolution and winding up of the Company, nothing herein will be deemed to relieve such Member of its liability to the Company and/or the other Member for damages resulting therefrom.

12.2 Winding Up. If the Company is dissolved pursuant to Section 12.1, the Company's affairs shall be wound up as soon as reasonably practicable in the manner set forth below.

(a) The winding up of the Company's affairs shall be supervised by a liquidator (the "Liquidator"). The Liquidator shall be both Members unless they otherwise agree; provided, however, that if dissolution (i) results from a Member's breach of its obligations hereunder, the Liquidator will be the non-breaching Member or (ii) takes place pursuant to Section 8.1(c) above, the Liquidator will be GN.

(b) In winding up the affairs of the Company, the Liquidator shall have full right and unlimited discretion, in the name of and for and on behalf of the Company to:

(i) Prosecute and defend civil, criminal or administrative suits;

(ii) Collect Company assets, including obligations owed to the Company;

(iii) Settle and close the Company's business;

(iv) Dispose of and convey all Company property;

(v) Pay all reasonable selling costs and other expenses incurred in connection with the winding up of the proceeds of the disposition of Company property;

(vi) Discharge the Company's known liabilities and, if necessary, to set up, for a period not to exceed five (5) years after the date of dissolution, such cash reserves as the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company;

(vii) Distribute any remaining proceeds from the sale of Company Property to the Members;

(viii) Prepare, execute, acknowledge and file articles of dissolution under the LLC Law and any other certificates, tax returns or instruments necessary or advisable under any applicable law to effect the winding up and termination of the Company; and

(ix) Exercise, without further authorization or consent of any of the parties hereto or their legal representatives or successors in interest, all of the powers conferred upon the Members under the terms of this Agreement to the extent necessary or desirable in the good faith judgment of the Liquidator to perform its duties and functions. While acting in such capacity on behalf of the Company, the Liquidator shall be entitled to the indemnification rights set forth in the Certificate of Formation and in Article XI.

12.3 Compensation of Liquidator. The Liquidator appointed as provided herein, if a party other than the Members or their Affiliates, shall be entitled to receive such reasonable compensation for its services as shall be agreed upon by the Liquidator and the Members.

12.4	Distribution of Company Property and Proceeds of Sale Thereof.

(a) Upon completion of all desired sales of the Company's property, and after payment of all selling costs and expenses, the Liquidator shall distribute the proceeds of such sales, and any Company property that is to be distributed in kind, to the following groups in the following order of priority:

(i) to satisfy Company liabilities to creditors, including Members who are creditors, to the extent otherwise permitted by law (other than for past due Company distributions), whether by payment or establishment of reserves;

(ii) to satisfy Company obligations to Members and former Members to pay past due Company distributions; and

(iii) then, to the Members, in accordance with the positive balances in their respective Capital Accounts.

All distributions required under this Section 12.4 shall be made to the Members by the end of the taxable year in which the liquidation occurs or, if later, within 90 days after the date of such liquidation.

(b) The claims of each priority group specified above shall be satisfied in full before satisfying any claims of a lower priority group. If the assets available for disposition are insufficient to dispose of all of the claims of a priority group, the available assets shall be distributed in proportion to the amounts owed to each creditor or the respective Membership Interests of each Member in such group.

12.5 Specified Assets. Notwithstanding any contrary implication herein, in the event of dissolution, Product formulations shall be retained by VQT and shall not be considered Company property, and all rights in and to the Foreman Indicia and the Brand shall be retained by GN and shall not be considered Company property.

12.6 Final Audit. Within a reasonable time following the completion of the liquidation, the Liquidator shall supply to each of the Members a statement that shall set forth the assets and the liabilities of the Company as of the date of complete liquidation and each Member's pro rata portion of distributions pursuant to Section 12.4.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1 Notice. All notices permitted or required to be given to any Person hereunder must be given in writing and will be deemed to be duly given on the date of delivery if delivered in person or sent by facsimile transmission or on the earlier of actual receipt or three (3) business days after the date of mailing if mailed by registered or certified mail, first class postage prepaid, return receipt requested, to such Person, at the last known address of such Person on the Company records. Copies of all notices to GN shall simultaneously be sent to Franklin, Weinrib, Rudell & Vassallo, P.C., 488 Madison Avenue, New York, NY 10021, Facsimile Number (212) 308-0642, Attention: Kenneth M. Weinrib, Esq.

13.2 Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same.

13.3 Entire Agreement. This Agreement and the Exhibits hereto constitute the entire agreement between the parties hereto and contain all of the agreements between such parties with respect to the subject matter hereof. This Agreement (including the Exhibits hereto) supersedes any and all other agreements, either oral or written, between such parties with respect to the subject matter hereof. There are no representations, warranties or covenants by GN other than those set forth in this Agreement and the Trademark License and Services Agreement.

13.4 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

13.5 Amendment. This Agreement may be amended only by a written agreement executed by all Members.

13.6 Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and shall inure to the benefit of the parties, and their respective successors and permitted assigns.

13.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be wholly performed therein. Subject to Section 13.10 below, the parties hereto hereby consent to the venue and personal jurisdiction in the Supreme Court of the State of New York or any United States District Court within the State of New York and courts with appellate jurisdiction therefrom. In the event of a direct conflict between the provisions of this Agreement and the mandatory provisions of the LLC Law or any provision of the Certificate of Formation, the LLC Law and the Certificate of Formation, in that order of priority, will control.

13.8 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall (and shall cause its Affiliates to) execute and deliver any additional documents and instruments and perform such acts as may be necessary or appropriate to effectuate and perform the provisions of this Agreement. No Member shall withhold its signature or fail to attend meetings of Members for purposes of frustrating the implementation of the transactions contemplated by this Agreement.

13.9 Construction. In resolving any dispute or construing any provision in this Agreement, there shall be no presumption made or inference drawn (a) because the attorneys for one of the parties drafted this Agreement, (b) because of the drafting history of this Agreement, or (c) because of the inclusion of a provision not contained in a prior draft or the deletion of a provision contained in a prior draft.

13.10 Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in New York City administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

13.11 Miscellaneous. The failure of either party hereto to exercise in any respect any right provided for herein shall not be deemed a waiver of any right hereunder. The headings of sections and other subdivisions of this Agreement are for convenient reference only, and shall not be used in any way to govern, limit, modify or construe this Agreement or otherwise be given any legal effect. VQT's remedies shall be limited to the right, if any, to obtain damages at law in the event of a breach hereunder by GN, and VQT shall not have the right in such event to equitable relief or to enjoin or restrain the use and exploitation of the Foreman Indicia or the services of George Foreman. It is understood and agreed that in the event an act of government, war, fire, flood, an Act of God or labor trouble, or any other similar or dissimilar reasons beyond the control of a party to this Agreement prevents the performance by such party of the provisions of this Agreement, then such nonperformance shall not be considered a breach of this Agreement and such nonperformance shall be excused while the conditions described herein prevail.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set below their names, to be effective on the date first above written.

            G-NUTRITIONAL, LLC
            BY: George Foreman Ventures, LLC, Managing Member
            By: /s/ Efrem Gerszberg
            Name: Efrem Gerszberg
            Title: President

     VITAQUEST INTERNATIONAL LLC

             By: /s/ Keith Frankel
                 Name: Keith Frankel
                             Title: President

EXHIBIT 4.1

[Initial Capital Contributions and Cash Flow Schedule]

Initial Capital Contributions

1) GN - $175,350 (i.e., 50.1%) payable promptly following execution of this Agreement.

2) VQT - $174,650 (i.e., 49.9%) payable promptly following execution of this Agreement.

Cash Flow Schedule and Initial Budget

To be provided by VQT to GN within thirty (30) days of the complete execution of this Agreement.